Exhibit (a)(9)
THE CLOROX COMPANY
OFFER TO AMEND ELIGIBLE OPTIONS
FREQUENTLY ASKED QUESTIONS
The following are answers to some of the questions that you may have about the Offer to Amend and the accompanying Letter of Transmittal (which, together as they may be amended or supplemented from time to time, constitute the “Offer”). We urge you to read carefully the Offer because the information in this summary is not complete and does not contain all of the information that is important to you.
1.	WHEN DOES THE OFFER COMMENCE?
The commencement date of the Offer is September 8, 2006.
2.	WHEN DOES THE OFFER EXPIRE?
The Offer expires on October 6, 2006, at 11:59 p.m. Pacific Time, unless we extend the Offer. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. Pacific Time on the next business day following the previously scheduled expiration of the Offer.
3.	HOW AND WHEN DO I ACCEPT THE OFFER TO AMEND MY ELIGIBLE OPTION?
You received a personalized Letter of Transmittal containing a summary of the Eligible Option (as defined in the Offer) that you hold. If you decide to accept the Offer with respect to your Eligible Option, you must deliver, by 11:59 p.m. Pacific Time on October 6, 2006, that Letter of Transmittal, properly completed and duly executed, and any other documents required by the Letter of Transmittal. The Letter of Transmittal and other documents must be sent via facsimile to Clorox, Attn: Jo Chinburg, at facsimile number (510) 271-7499. Submissions by any other means, including hand delivery, interoffice mail or U.S. mail (or other postal service), are not permitted. If we extend the Offer beyond that time, you must deliver these documents before the extended expiration date of the Offer.
4.	DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY ACCEPTANCE OF THE OFFER TO AMEND MY ELIGIBLE OPTION?
You may withdraw your acceptance of the Offer with respect to your Eligible Option at any time by 11:59 p.m. Pacific Time on October 6, 2006 (or any extended expiration date of the Offer). To withdraw your acceptance of the Offer, you must deliver a Withdrawal Form with the required information while you still have the right to withdraw your acceptance of the Offer with respect to your Eligible Option. The Withdrawal Form must be sent to us via facsimile to Clorox, Attn: Jo Chinburg, at facsimile number (510) 271-7499. Submissions by any other means, including hand delivery, interoffice mail or U.S. mail (or other postal service), are not permitted.
5.	HOW DO I RE-ACCEPT THE OFFER WITH RESPECT TO MY ELIGIBLE OPTION AFTER I HAVE PREVIOUSLY WITHDRAWN IT?
Once you have withdrawn your acceptance of the Offer for your Eligible Option, you may re-accept the Offer with respect to that option if you once again submit your Letter of Transmittal in accordance with its instructions, and any other documents required by the Letter of Transmittal to Clorox, as described in Question 3 above, prior to the expiration date of the Offer.
6.	WHAT DO I DO IF I FIND AN ERROR REGARDING MY ELIGIBLE OPTION IN MY LETTER OF TRANSMITTAL?
If you think there is an error in your Letter of Transmittal, please contact Jo Chinburg at (510) 271-3188.

7.	WHERE CAN I OBTAIN A COPY OF THE WITHDRAWAL FORM?
To obtain a copy of the Withdrawal Form, please contact Jo Chinburg at (510) 271-3188.
8.	WHERE CAN I OBTAIN A COPY OF THE LETTER OF TRANSMITTAL?
Your Letter of Transmittal was sent to you with the Offer to Amend on September 8, 2006, the first day of the Offer. To receive an additional copy of your Letter of Transmittal, please contact Jo Chinburg at (510) 271-3188.
9.	WHAT ARE SOME OF THE KEY DATES TO REMEMBER?
The commencement date of the Offer is September 8, 2006.
The Offer expires at 11:59 pm Pacific Time on October 6, 2006 (unless we extend it).
The Eligible Options will be amended on October 7, 2006 (unless we extend the Offer).
The cash bonus will be payable in two installments: a cash bonus payable with respect to the portion of your Eligible Option that has vested as of the expiration date and a cash bonus payable with respect to the portion that vests after the expiration of the Offer. The cash bonus payable with respect to the portion of your Eligible Option that has vested as of the expiration of the Offer will be paid to you as soon as practicable after January 1, 2007. The cash bonus payable with respect to the portion of your Eligible Option that is scheduled to vest after the expiration of the Offer will become payable only if the underlying Eligible Option shares vest, and will be paid as soon as practicable after such vesting but in no event before January 1, 2007.
10.	WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?
For additional information or assistance, you should contact Jo Chinburg at (510) 271-3188.

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